EXHIBIT 99.1

Eagle Bancorp Montana Earns $862,000, or $0.21 per Diluted Share in Fourth Fiscal Quarter and $2.1 Million, or $0.53 per Diluted Share in Fiscal Year, Increases Regular Quarterly Cash Dividend to $0.075 Per Share

HELENA, Mont., July 28, 2014 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (Nasdaq:EBMT), (the "Company," "Eagle"), the holding company of American Federal Savings Bank, today reported it earned $862,000, or $0.21 per diluted share, in its fourth fiscal quarter ended June 30, 2014, compared to $108,000, or $0.03 per diluted share in the preceding quarter and $684,000, or $0.17 per diluted share, in the fourth quarter a year ago. For all of fiscal 2014, Eagle's net income was $2.1 million, or $0.53 per diluted share, compared to $2.0 million, or $0.50 per diluted share, in fiscal 2013.

"Our 2014 operating results reflect our strong asset quality, improving net interest income and growing asset base," said Peter J. Johnson, President and CEO. "The steady economy in Montana has increased loan demand from local business customers, and demand for mortgage loans continues to be strong across most markets in the state."

The Company also announced its board of directors has increased its regular quarterly cash dividend to $0.075 per share from $0.0725 per share. The dividend will be payable September 5, 2014 to shareholders of record August 15, 2014.

Fourth Quarter Fiscal 2014 Highlights

  Net income was $862,000, or $0.21 per diluted share.
  Fourth quarter net interest margin was 3.32% compared to 3.29% three months earlier.
  Total loans increased 5.9% to $276.1 million at June 30, 2014, compared to $260.8 million three months earlier and increased 27.4% compared to $216.7 million a year earlier.
  Commercial loans increased 58.0%, compared to a year ago, to $34.4 million.
  Total deposits increased 2.2% to $427.1 million compared to $417.8 million a year earlier.
  Nonperforming assets remain at a low level and totaled only $980,000, or 0.18% of total assets at June 30, 2014, compared to $1.01 million, or 0.21% of total assets three months earlier and $1.3 million, or 0.26% of total assets a year ago.
  Nonperforming loans (NPLs) decreased 15.6% to $522,000 at June 30, 2014, compared to $618,000 three months earlier and decreased 32.5% compared to $773,000 a year ago.
  Capital ratios remain strong with a Tier 1 leverage ratio of 9.60% at June 30, 2014.
  Declared a regular quarterly cash dividend of $0.075 per share.

Balance Sheet Results

Total assets increased 5.6% to $539.1 million at June 30, 2014, compared to $510.5 million a year earlier.

"Loan activity has seen a steady increase these past few quarters, particularly during the fourth quarter where we saw every loan category increase compared to a year ago," said Johnson. "The majority of the increase continues to be in commercial real estate, commercial loans and residential loans, which are loan categories that we continue to focus on." Total loans increased 5.9% to $276.1 million at June 30, 2014, compared to $260.8 million three months earlier and increased 27.4% compared to $216.7 million a year earlier.

"The residential mortgage business is robust and continues to be a profitable market for Eagle," added Johnson. "During the fourth quarter we originated $53.7 million in new residential mortgages, excluding construction loans, and sold $42.4 million in residential mortgages. This compares to residential mortgage originations of $34.9 million in the preceding quarter with sales of $34.0 million. Our gross margin on sale of mortgage loans was approximately 2.6% for all of fiscal 2014 and 2.9% for the fourth quarter."

Commercial real estate loans increased 23.7% to $92.0 million at June 30, 2014, compared to $74.4 million a year earlier, while residential mortgage loans increased 31.0% to $92.3 million compared to $70.5 million a year earlier. Commercial loans increased 58.0% to $34.4 million and home equity loans increased 6.2% to $37.9 million, compared to a year ago.

Eagle's total deposits increased 2.2% to $427.1 million at June 30, 2014, compared to $417.8 million a year earlier, but were down compared to $438.8 million at March 31, 2014. Checking and money market accounts represent 50.2%, savings accounts represent 14.2%, and CDs comprise 35.6% of the total deposit portfolio at June 30, 2014.

Shareholders' equity was $51.7 million at June 30, 2014, compared to $49.2 million a year ago. Tangible book value was $11.22 per share at June 30, 2014, an increase compared to $10.62 per share at June 30, 2013. The year-over-year increase was attributable principally to increases in the fair value of the investment portfolio that were caused by lower interest rates.

Credit Quality

Eagle's fourth quarter provision for loan losses was $168,000, compared to $128,000 in the preceding quarter and $140,000 in the fourth quarter a year ago. As of June 30, 2014, the allowance for loan losses represented 407.1% of nonperforming loans compared to 351.9% three months earlier and 258.7% a year earlier.

Net charge-offs were $218,000 in the fourth quarter compared to $73,000 in the preceding quarter and $40,000 in the fourth quarter a year ago. The allowance for loan losses was $2.1 million, or 0.79% of total loans at June 30, 2014, compared to $2.2 million, or 0.83% of total loans at March 31, 2014, and $2.0 million, or 0.92% of total loans a year ago.

Nonperforming loans (NPLs) decreased 15.6% to $522,000 at June 30, 2014, compared to $618,000 three months earlier, and decreased 32.5% compared to $773,000 a year ago. The decrease compared to the prior quarter end was principally due to charged off loans.

OREO and other repossessed assets remained unchanged at $458,000 at June 30, 2014 compared to three months earlier and decreased 16.7% compared to $550,000 a year earlier.

Nonperforming assets (NPAs), consisting of nonperforming loans, OREO and other repossessed assets, loans delinquent 90 days or more, and restructured loans, decreased 8.9% to $980,000 at June 30, 2014, compared to $1.1 million three months earlier, and decreased 25.9% when compared to $1.3 million a year ago.

Operating Results

Eagle's revenues (net interest income before the provision for loan losses, plus non-interest income) were $6.4 million in the fourth quarter, compared to $5.9 million in the preceding quarter and $7.0 million in the fourth quarter a year ago. In fiscal 2014, Eagle's revenues increased 10.5% to $25.3 million compared to $22.9 million in fiscal 2013. Net interest income before the provision for loan loss increased 4.7% to $4.00 million in the fourth quarter of fiscal 2014, compared to $3.8 million in the preceding quarter and increased 17.4% compared to $3.4 million in the fourth quarter a year ago. In fiscal 2014, net interest income increased 21.4% to $15.2 million compared to $12.6 million in fiscal 2013.

"Our net interest margin improved three basis points to 3.32% in the fourth quarter of fiscal 2014 compared to the preceding quarter and increased 39 basis points from the fourth quarter a year ago," said Johnson. The increase is in part due to the shift in our balance sheet from investments to loans." Funding costs for the fourth quarter of fiscal 2014 were unchanged while asset yields increased three basis points compared to the preceding quarter. The investment securities portfolio decreased to $189.6 million at June 30, 2014 compared to $219.0 million a year ago, which increased average yields on earning asset balances moderately. For all of fiscal 2014, Eagle's net interest margin was 3.27% compared to 3.23% in fiscal 2013.

Noninterest income increased to $2.4 million in the fourth quarter of fiscal year 2014 compared to $2.1 million in the preceding quarter but was down compared to $3.6 million in the fourth quarter a year ago. For the year, noninterest income was $10.0 million compared to $10.3 million in fiscal year 2013.

Eagle's fourth quarter net gain on the sale of loans was $1.2 million, compared to $836,000 in the preceding quarter and $1.9 million in the fourth quarter a year ago. "Our gain on sale of loans was down 37.9% compared to the fourth quarter a year ago when mortgage refinance activity was near its peak," said Johnson. "Montana's housing market continues to improve, and demand for residential mortgages remains healthy. While mortgage refinance activity is down, new home purchase activity has been active. We anticipate steady to improving markets for residential lending in most of our markets into 2015."

In the fourth quarter of fiscal 2014, noninterest expenses increased slightly to $5.7 million, compared to $5.7 million in the preceding quarter but were down 7.2% compared to $6.2 million in the fourth quarter a year ago. For the year, noninterest expense was $22.9 million compared to $20.9 million a year earlier.

Capital Management

Eagle Bancorp Montana continues to meet the well capitalized thresholds for regulatory purposes with a Tier 1 leverage ratio of 9.60% at June 30, 2014.

About the Company

Eagle Bancorp Montana, Inc. is a savings and loan holding company headquartered in Helena, Montana and is the holding company of American Federal Savings Bank, a community bank established in 1922 that serves consumers and small businesses in Southern Montana through 13 banking offices. Additional information is available on the bank's website at www.americanfederalsavingsbank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Select Market under the symbol "EBMT."

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions, either nationally or in our market areas, that are worse than expected; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; and other economic, governmental, competitive, regulatory and technological factors that may affect our operations. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Audited)
	June 30,	March 31,	June 30,
	2014	2014	2013

Assets:
Cash and due from banks	$ 6,208	$ 6,278	$ 3,776
Interest-bearing deposits with banks	611	3,013	2,385
Federal funds sold	--	--	--
Total cash and cash equivalents	6,819	9,291	6,161
Securities available-for-sale, at market value	189,553	191,280	218,963
FHLB stock, at cost	1,878	1,878	1,931
Investment in Eagle Bancorp Statutory Trust I	155	155	155
Loans held-for-sale	17,245	9,405	20,807
Loans:
Residential mortgage (1-4 family)	92,321	88,507	70,453
Commercial loans	34,412	29,477	21,775
Commercial real estate	92,043	89,896	74,395
Construction loans	6,923	5,050	2,738
Consumer loans	12,964	12,299	11,773
Home equity	37,866	35,952	35,660
Unearned loan fees	(413)	(414)	(117)
Total loans	276,116	260,767	216,677
Allowance for loan losses	(2,125)	(2,175)	(2,000)
Net loans	273,991	258,592	214,677
Accrued interest and dividends receivable	2,429	2,219	2,387
Mortgage servicing rights, net	3,756	3,602	3,192
Premises and equipment, net	20,101	19,655	18,943
Cash surrender value of life insurance	11,082	11,004	10,869
Real estate and other assets acquired in settlement of loans, net of allowance for losses	458	458	550
Goodwill	7,034	7,034	6,890
Core deposit intangible	745	788	922
Other assets	3,862	4,470	4,087
Total assets	$ 539,108	$ 519,831	$ 510,534

Liabilities:
Deposit accounts:
Noninterest bearing	58,432	59,889	52,972
Interest bearing	368,613	378,913	364,779
Total deposits	427,045	438,802	417,751
Accrued expense and other liabilities	3,749	3,164	3,535
Federal funds purchased	--	--	--
FHLB advances and other borrowings	51,454	23,211	34,861
Subordinated debentures	5,155	5,155	5,155
Total liabilities	487,403	470,332	461,302

Shareholders' Equity:
Preferred stock (no par value, 1,000,000 shares authorized, none issued or outstanding)	--	--	--
Common stock (par value $0.01; 8,000,000 shares authorized; 4,083,127 shares issued; 3,916,233; 3,918,399; 3,898,685 outstanding at June 30, 2014, March 31, 2014 and June 30, 2013, respectively)	41	41	41
Additional paid-in capital	22,123	22,120	22,109
Unallocated common stock held by employee stock ownership plan (ESOP)	(1,224)	(1,265)	(1,390)
Treasury stock, at cost (166,894 shares at June 30, 2014 164,728 shares at March 31, 2014 and 184,442 shares at June 30, 2013)	(1,800)	(1,800)	(1,993)
Retained earnings	34,824	34,246	33,849
Accumulated other comprehensive (loss) gain	(2,259)	(3,843)	(3,384)
Total shareholders' equity	51,705	49,499	49,232
Total liabilities and shareholders' equity	$ 539,108	$ 519,831	$ 510,534

Income Statement	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Twelve Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2014	2014	2013	2014	2013
Interest and dividend Income:
Interest and fees on loans	$ 3,379	$ 3,254	$ 2,884	$ 12,985	$ 11,200
Securities available-for-sale	1,117	1,066	1,077	4,285	3,568
Interest on deposits with banks	3	1	1	8	27
Total interest and dividend income	4,499	4,321	3,962	17,278	14,795
Interest Expense:
Interest expense on deposits	332	329	312	1,294	1,198
Advances and other borrowings	147	152	224	664	956
Subordinated debentures	21	21	21	84	90
Total interest expense	500	502	557	2,042	2,244
Net interest income	3,999	3,819	3,405	15,236	12,551
Provision for loan losses	168	128	140	608	678
Net interest income after provision for loan losses	3,831	3,691	3,265	14,628	11,873

Noninterest income:
Service charges on deposit accounts	253	226	263	1,022	810
Net gain on sale of loans	1,196	836	1,925	4,586	5,417
Mortgage loan servicing fees	360	359	281	1,372	1,024
Net gain on sale of available-for-sale securities	41	196	484	1,073	1,261
Net gain (loss) on sale of OREO	--	--	6	(50)	(26)
Net (loss) gain on fair value hedge	(62)	(72)	96	(63)	204
Other income	563	578	494	2,101	1,624
Total noninterest income	2,351	2,123	3,549	10,041	10,314

Noninterest expense:
Salaries and employee benefits	3,183	3,209	3,579	12,822	10,344
Occupancy and equipment expense	688	711	700	2,774	2,242
Data processing	481	458	474	1,870	1,326
Advertising	148	211	249	816	946
Amortization of mortgage servicing fees	164	132	186	630	752
Amortization of core deposit intangible and tax credits	105	105	167	427	360
Federal insurance premiums	19	84	90	271	264
Postage	43	40	39	175	138
Legal, accounting and examination fees	175	111	103	555	439
Consulting fees	218	164	58	537	133
Acquisition costs	--	--	--	--	1,920
Provision for valuation loss on OREO	10	--	1	10	192
Other expense	509	474	544	2,021	1,808
Total noninterest expense	5,743	5,699	6,190	22,908	20,864

Income before provision for income taxes	439	115	624	1,761	1,323
(Benefit) provision for income taxes	(423)	7	(60)	(350)	(650)
Net income	$ 862	$ 108	$ 684	$ 2,111	$ 1,973

Basic earnings per share	$ 0.22	$ 0.03	$ 0.18	$ 0.54	$ 0.51
Diluted earnings per share	$ 0.21	$ 0.03	$ 0.17	$ 0.53	$ 0.50
Weighted average shares outstanding (basic EPS)	3,916,233	3,918,399	3,898,685	3,910,320	3,892,042
Weighted average shares outstanding (diluted EPS)	3,971,036	3,973,202	3,977,542	3,974,316	3,977,561

Financial Ratios and Other Data
(Dollars in thousands, except per share data)
(Unaudited)	June 30,	March 31,	December 31,	June 30,
	2014	2014	2013	2013
Asset Quality:
Nonaccrual loans	$ 342	$ 404	$ 778	$ 470
Loans 90 days past due	--	--	--	--
Restructured loans, net	180	214	214	303
Total nonperforming loans	522	618	992	773
Other real estate owned and other repossessed assets, net	458	458	419	550
Total nonperforming assets	$ 980	$ 1,076	$ 1,411	$ 1,323
Nonperforming loans / portfolio loans	0.19%	0.24%	0.40%	0.36%
Nonperforming assets / assets	0.18%	0.21%	0.27%	0.26%
Allowance for loan losses / portfolio loans	0.79%	0.83%	0.85%	0.92%
Allowance / nonperforming loans	407.09%	351.94%	213.71%	258.73%
Gross loan charge-offs for the quarter	$ 236	$ 74	$ 24	$ 42
Gross loan recoveries for the quarter	$ 18	$ 1	$ 1	$ 2
Net loan charge-offs for the quarter	$ 218	$ 73	$ 23	$ 40

Capital Data (At quarter end):
Tangible book value per share	$ 11.22	$ 10.64	$ 10.17	$ 10.62
Shares outstanding	3,916,233	3,918,399	3,918,399	3,898,685

Profitability Ratios (For the quarter):
Efficiency ratio *	88.79%	93.39%	87.13%	85.97%
Return on average assets	0.65%	0.08%	0.37%	0.53%
Return on average equity	6.81%	0.88%	3.87%	5.14%
Net interest margin	3.32%	3.29%	3.32%	2.93%

Profitability Ratios (Year-to-date):
Efficiency ratio *	88.94%	88.31%	85.98%	88.95%
Return on average assets	0.41%	0.33%	0.45%	0.46%
Return on average equity	4.30%	3.42%	4.71%	3.67%
Net interest margin	3.27%	3.25%	3.23%	3.23%

Other Information
Average total assets for the quarter	$ 528,435	$ 512,395	$ 509,767	$ 515,195
Average total assets year to date	$ 515,472	$ 511,001	$ 510,294	$ 432,065
Average earning assets for the quarter	$ 481,715	$ 464,796	$ 458,480	$ 465,599
Average earning assets year to date	$ 466,057	$ 460,691	$ 458,615	$ 389,087
Average loans for the quarter **	$ 281,557	$ 262,579	$ 254,597	$ 231,828
Average loans year to date **	$ 260,825	$ 253,914	$ 249,582	$ 208,638
Average equity for the quarter	$ 50,627	$ 49,018	$ 49,021	$ 53,188
Average equity year to date	$ 49,136	$ 48,651	$ 48,434	$ 53,786
Average deposits for the quarter	$ 432,033	$ 433,140	$ 426,745	$ 414,469
Average deposits year to date	$ 428,676	$ 427,395	$ 424,522	$ 334,133

* The efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of intangible asset amortization, by the sum of net interest income and non-interest income.
** includes loans held for sale
CONTACT: Peter J. Johnson, President and CEO
         (406) 457-4006
         Laura F. Clark, SVP and CFO
         (406) 457-4007